UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CROCS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This proxy statement supplement (the “Proxy Supplement”) updates the proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 29, 2011 regarding the 2011 Annual Meeting of Stockholders of Crocs, Inc. to be held on June 28, 2011 at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado at 2:00 p.m. Mountain Time. This Proxy Supplement specifically updates the Proxy Statement to include the following table regarding securities authorized and available under our equity compensation plans as of December 31, 2010. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged.

Equity Compensation Plan Information

As shown in the table below, as of December 31, 2010, we reserved 5,007,337 shares of common stock for future issuance on exercise of outstanding options under equity compensation plans.

Plan Category	Number of Securities to be Issued on Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)(2)	5,007,337	$9.10	1,714,145
Equity compensation plans not approved by stockholders	—	—	—
Total	5,007,337		1,714,145

(1)                On July 9, 2007, at the annual stockholders’ meeting, our stockholders approved the 2007 Equity Incentive Plan (the “2007 Plan”), which previously had been approved by the Board of Directors. The 2007 Plan was effective as of July 19, 2007. The total number of shares of our common stock available for distribution under the 2007 Plan is 9,000,000, subject to adjustment for future stock splits, stock dividends and similar changes in our capitalization.

(2)                On April 27, 2005, the Board of Directors adopted the 2005 Equity Incentive Plan (“the 2005 Plan”). On January 10, 2006, our board of directors amended the 2005 Plan to increase the number of shares of our common stock available for issuance under the 2005 Plan from 11,681,000 shares to 14,017,200 shares. Following the adoption of the 2007 Plan, no future grants may be made from the 2005 Plan.